Exhibit 99.1

NEWS RELEASE For Immediate Release For additional information contact: Laura Jacobi First Senior Vice President Chief Financial Officer (603) 863-0886

New Hampshire Thrift Bancshares, Inc.

Announces Private Placement of Subordinated Notes

Newport, New Hampshire – October 29, 2014 – New Hampshire Thrift Bancshares, Inc. (NasdaqGM: NHTB), the holding company for Lake Sunapee Bank, fsb (the “Bank”), today announced that it has placed $17.0 million in subordinated notes with certain accredited investors. The subordinated notes, which are intended to qualify as Tier 2 Capital for regulatory purposes, may be redeemed at par, on or after November 1, 2019, and are due on November 1, 2024. The notes pay interest at a fixed rate of 6.75% per annum.

Stephen R. Theroux, President and Chief Executive Officer said, “In the current interest rate environment, subordinated debt is the lowest cost form of regulatory capital available with which we could redeem a portion of our outstanding preferred securities issued under the U.S. Treasury’s Small Business Lending Fund Program. We intend to use the majority of the proceeds of this issue to redeem a portion of the preferred securities on or about November 19, 2014.”

Griffin Financial Group LLC served as placement agent for the subordinated debt issuance.

About New Hampshire Thrift Bancshares, Inc.

New Hampshire Thrift Bancshares, Inc. is the holding company of Lake Sunapee Bank, fsb, a federally chartered savings bank that provides a wide range of life-cycle banking and financial services. Lake Sunapee Bank has four wholly owned subsidiaries: Lake Sunapee Financial Services Corp.; Lake Sunapee Group, Inc., which owns and maintains all buildings and investment properties; McCrillis & Eldredge Insurance, Inc., a full-line independent insurance agency; and Charter Holding Corp., which wholly owns Charter Trust Company, a trust services and wealth management company. New Hampshire Thrift Bancshares, Inc., through its direct and indirect subsidiaries, operates 29 offices in New Hampshire in Grafton, Hillsborough, Merrimack and Sullivan counties and 18 offices in Vermont in Orange, Rutland and Windsor counties.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, including the timing of the redemption of our preferred securities, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, and in subsequent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date of this release. The Company and Lake Sunapee Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.